Exhibit 4.2

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement (the “Amendment”) between Vitesse Semiconductor Corporation (the “Company”) and Computershare Trust Company N.A. (formerly known as Equiserve Trust Company, N.A.) as rights agent (the “Rights Agent”), is dated October 16, 2009 and is effective as of October 15, 2009.

WHEREAS, the Company and Equiserve Trust Company, N.A. entered into a certain Rights Agreement, dated as of March 3, 2003 (the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to terminate the Rights Agreement as of the date hereof;

WHEREAS, Section 23 of the Rights Agreement provides, among other things, that prior to the occurrence of a “Section 8(a)(ii) Event” (as defined in the Rights Agreement), the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Company’s common stock, and that upon the delivery of a certificate from an appropriate officer of the Company which states that such supplement or amendment is in compliance with the terms of the Rights Agreement (the “Officers Certificate”), the Rights Agent shall execute such supplement or amendment;

WHEREAS, the Officer’s Certificate is being delivered to the Rights Agent concurrently with the execution and delivery of this Amendment by the Company and the Rights Agent; and

WHEREAS, all acts necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Board and the Rights Agent.

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.  The definition of “Final Expiration Date” in Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Final Expiration Date” means October 15, 2009.

2.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

3.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4.  Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

5.  The Company and the Rights Agent each hereby waive any notice requirement under the Rights Agreement pertaining to this Amendment or any of the matters covered by this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the day and year first above written.

VITESSE SEMICONDUCTOR CORPORATION

By:	/s/ CHRISTOPHER R. GARDNER
Name: Christopher R. Gardner
Title: Chief Executive Officer

COMPUTERSHARE TRUST COMPANY N.A., as Rights Agent

By:	/s/ DENNIS MOCCIA
Name: Dennis Moccia
Title: Manager Contracts Administration